EXHIBIT 99.1

                                 [COMPANY LOGO]

CRYOLIFE(R) NAMES THOMAS J. LYNCH, J.D., PH.D., VICE PRESIDENT, REGULATORY AFFAIRS AND QUALITY ASSURANCE

ATLANTA, Aug. 19 /PRNewswire-FirstCall/ -- CryoLife, Inc. (NYSE: CRY), announced today that Thomas J. Lynch, J.D., Ph.D., has been appointed Vice President, Regulatory Affairs and Quality Assurance. He will report to Steven G. Anderson, President and CEO. Dr. Lynch will oversee the Company's Regulatory Affairs and Quality Assurance operations and will be responsible for compliance with legislative and regulatory requirements.

Dr. Lynch joins CryoLife from Clearant, Inc., a leader in pathogen inactivation (sterilization) for biological products, where for the past three years he was the Senior Vice President, Regulatory Affairs and Quality Assurance, responsible for developing and implementing improved safety processes and procedures for new and existing biopharmaceutical products. Before joining Clearant, Dr. Lynch served as deputy director for the U.S. Food and Drug Administration (FDA) Division of Hematology, Office of Blood Research and Review, Center for Biologies Evaluation and Research. He worked at this division of the FDA for six years, where he was involved in new product review and approvals, and in regulatory compliance. Prior to that, he worked as a research scientist in several positions in academia, at the National Institutes of Health (NIH), and the Biotech industry.

"Tom's extensive experience and knowledge will be a great benefit to CryoLife and I am confident that he will contribute to our future successes," Anderson said. "He will play a key role in our organization and his leadership will be instrumental in helping to move the Company's regulatory and quality assurance initiatives forward."

Dr. Lynch holds a doctorate in biochemistry from Wayne State University, and a Law degree from Georgetown University.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SynerGraft(R) Vascular Graft, which is CE marked for distribution within the European Community.

For additional information about the company, visit CryoLife's web site: http://www.cryolife.com .

    Contact:  Joseph T. Schepers
    Vice President, Corporate Communications
    (770) 419-3355

    Rosa Herrera
    Fleishman Hillard
    (404) 739-0153




                                       6